Exhibit 4.1
SUPPLEMENT (this “Supplement”) dated as of October 26, 2023 to the SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”) dated as of April 15, 2020 (the “Effective Date”) among LEVEL 3 COMMUNICATIONS, LLC, a Delaware limited liability company, BROADWING, LLC, a Delaware limited liability company, BROADWING COMMUNICATIONS, LLC, a Delaware limited liability company, GLOBAL CROSSING TELECOMMUNICATIONS, INC., a Michigan corporation, LEVEL 3 TELECOM HOLDINGS, LLC, a Delaware limited liability company, TELCOVE OPERATIONS, LLC, a Delaware limited liability company, and WILTEL COMMUNICATIONS, LLC, a Delaware limited liability company (each an “Additional Guarantor” and collectively, the “Additional Guarantors”), LEVEL 3 PARENT, LLC, a Delaware limited liability company (“Level 3 Parent”), LEVEL 3 FINANCING, INC., a Delaware corporation (the “Issuer”), on behalf of itself and the existing guarantors (other than Level 3 Parent) (the “Existing Guarantors”), under the Indenture referred to below, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee and collateral agent under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H :
WHEREAS, the Issuer, Level 3 Parent and the other Guarantors party thereto have heretofore executed and delivered to the Trustee an Indenture dated as of November 29, 2019 (as supplemented, the “Indenture”; capitalized terms used but not defined herein having the meanings assigned thereto in the Indenture), providing for the issuance of its 3.400% Senior Secured Notes due 2027;
WHEREAS, the Supplemental Indenture constituted a “Note Guarantee”, and each of the Additional Guarantors constituted a “Guarantor”, for all purposes of the Indenture;
WHEREAS, pursuant to Section 801(9) and Section 1207 of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Supplement to cure an inconsistency in the Supplemental Indenture; and
WHEREAS, all acts and requirements necessary to make this Supplement the legal, valid and binding obligation of the Issuer and the Guarantor signatory hereto have been done.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor signatory hereto, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:
1. Agreement to Guaranty. The Guarantor signatory hereto hereby acknowledges that, as of the Effective Date, it agreed, and it hereby agrees, jointly and severally with all the existing Guarantors, to unconditionally guarantee the Issuer’s obligations under the Securities and the Indenture on the terms and subject to the conditions set forth in Article Twelve of the Indenture and to be bound by all other applicable provisions of the Indenture, the Supplemental Indenture and the Securities, in each case, effective as of the Effective Date.
2. Successors and Assigns. This Supplement shall be binding upon the Guarantor signatory hereto and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of

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rights by any Holder or the Trustee, the rights and privileges conferred upon that party in the Indenture and in the Securities shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of the Indenture.
3.    No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Supplement, the Supplemental Indenture, the Indenture or the Securities shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein and therein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Supplement, the Supplemental Indenture, the Indenture or the Securities at law, in equity, by statute or otherwise
4. Modification. No modification, amendment or waiver of any provision of this Supplement, nor the consent to any departure by the Guarantor signatory hereto therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Guarantor signatory hereto in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.
5.  Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly supplemented hereby, the Indenture and the Supplemental Indenture are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplement and the Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.
6. Governing Law. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
7. Counterparts. The parties may sign any number of copies of this Supplement. Each signed copy shall be an original, but all of them together represent the same agreement. The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper- based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.
8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.
9. Trustee. The Trustee makes no representations as to the validity or sufficiency of this Supplement. The recitals and statements herein are deemed to be those of the Issuer, and the Guarantor signatory hereto, and not of the Trustee.
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IN WITNESS WHEREOF, the parties hereto have caused this Supplement to the Supplemental Indenture to be duly executed as of the date first written above.

LEVEL 3 FINANCING, INC., as the Issuer
By /s/ Rahul Modi

Name: Rahul Modi Title: Senior Vice President and Treasurer

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LEVEL 3 COMMUNICATIONS, LLC, as Guarantor
By /s/ Rahul Modi

Name: Rahul Modi Title: Senior Vice President and Treasurer

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THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee and as Note Collateral Agent
By /s/ April Bradley

Name: April Bradley Title: Vice President

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